Exhibit 4.7

THE TELECOM SHARE RIGHTS

SCHEME - 2007

(amended August 2011)

TELECOM SHARE RIGHTS SCHEME

TELECOM SHARE RIGHTS SCHEME

Date: 2 August 2007 (last amended in August 2011)

PART I - PRELIMINARY AND INTERPRETATION

1	Preliminary

1.1	This is the Telecom Share Rights Scheme 2007.

1.2	This document applies to grants to Executives made after 2 August 2007.

2	Interpretation

2.1	In this document unless the context otherwise requires:

Board means the board of directors of Telecom from time to time

Bonus Issue means:

(a)	any distribution or allocation of securities or other benefits (other than cash) to Shareholders for which Shareholders are not to provide consideration, including by way of dividend, capital return, capital reduction, otherwise or any combination thereof; or

(b)	any cash dividend, capital return, capital reduction, other distribution or allocation or any combination thereof, to the extent that it is mandatory that the cash entitlement arising as a result be applied to the purchase of securities or other benefits (other than cash) from Telecom

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders

Business Day means a day on which the Exchange is open for trading

Business Sale means, in respect of an Executive:

(a)	the Subsidiary by which that Executive is employed ceases to be a member of the Group; or

(b)	the business in which that Executive is employed is disposed of to a person not a member of the Group, or to a person who ceases to be a member of the Group, and the Executive, as a result of that disposal, becomes an employee of that person or of an associate of that person.

Capital Change means a Rights Offer, Bonus Issue, Capital Return, or any other reconstruction of, or adjustment to, the capital or capital structure of Telecom of any nature

Capital Return means any payment of cash to Shareholders which is, or is to be, accompanied by a reduction in the number of Shares, or the proportion of economic interest in Telecom, held by Shareholders to which the Capital Return applies, but does not include a payment of cash which is covered by paragraph (b) of the definition of Bonus Issue

Commencement Date means the date from and including which an Executive is entitled to participate in the Scheme, specified in the Grant;

Complete Acquisition means any transaction or arrangement which has one of the following results:

(a)	any person becomes entitled to exercise a right of compulsory acquisition in respect of Shares; or

(b)	all of the Shares are acquired by a person, or by a person and that person’s associates; or

(c)	all of the Shares are cancelled, cease to exist, or are transferred or exchanged, and in substitution for Shares Shareholders receive or are to receive cash, securities, or other benefits

Employment means employment by Telecom or a Subsidiary

Event has the meaning in clause 12

Exchange means New Zealand Exchange Limited’s NZSX

Excluded Options means at any date (subject to clause 10.3) Options:

(a)	the Grant of which took place less than one year before that date; and

(b)	the Qualifying Date of which is more than one year after that date

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Executive means an executive who is Employed

Exercisable Option means an Option that the Board has determined pursuant to clause 6.1 may be exercised or an Option in relation to which no Performance Hurdle applies

Exercise Date means, in respect of an Option, the later of:

(a)	the Notification Date after which an Option, to which a Performance Hurdle applies, is determined by the Board pursuant to clause 6.1 be an Exercisable Option; or

(b)	the Qualifying Date, if no Performance Hurdle applies in respect of that Option, subject to clauses 8.2 and 10.1

Exercise Notice means notice of the exercise of an Option

Exercise Price means nil

Fundamental Change means the occurrence of one of the following events:

(i)	control of 50% or more of the voting rights in Telecom is held by one person or by one person and that person’s associates; or

(ii)	all or a material part of the business of the Group is disposed of to a person not a member of the Group by one transaction or a series of related transactions, or any reconstruction or merger affecting Telecom occurs (not being a Complete Acquisition), and as a result of that disposal, reconstruction, or merger there is in the opinion of the Board a change in the essential nature of the business of the Group, if (but only if) the Board determines that as a result of the occurrence of that event Options held by the Executives should become exercisable

Grant means the grant of an Option

Group means Telecom and its subsidiaries

Initial Test Date means a date within 20 Business Days after the Qualifying Date, determined by the Board

Notification Date means the date the Board delivers a notice pursuant to clause 6.1

Option means an option to acquire a Share pursuant to the Scheme

Option Lapse Date means the Option Lapse Date specified in a Grant or, if that date is not a Business Day, the first Business Day after such date, after which Options are to lapse

Performance Hurdle means the performance hurdle (if any) specified in a Grant

Qualifying Date means the Qualifying Date specified in a Grant or, if that date is not a Business Day, the first Business Day after such date

Redundancy means the termination of Employment of an Executive by reason of that Executive’s position becoming surplus to the Group’s requirements, or any other involuntary termination of an Executive’s Employment which the Board in its discretion determines constitutes redundancy, but does not include termination of Employment in the course of a Business Sale

Re-Test Date means a date within 20 Business Days after the Specified Date, determined by the Board

Rights Offer means any offer of securities or benefits to Shareholders for which Shareholders are to provide consideration, but not including any offer of securities or benefits to Shareholders that is covered by paragraph (b) of the definition of Bonus Issue

Scheme means the Telecom Share Rights Scheme 2007

Share means an ordinary share in Telecom

Shareholder means a holder of a Share

Specified Date means the Specified Date (if any) specified in a Grant or, if that date is not a Business Day, the first Business Day after such date, after which the Board will re-test achievement of a Performance Hurdle

Subsidiary means a subsidiary of Telecom

Telecom means Telecom Corporation of New Zealand Limited

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Unvested Option means (subject to clause 10.3) an Option, in relation to which a Performance Hurdle applies and the Initial Test Date has passed, that the Board has determined pursuant to clause 6.1 may not be exercised on the Notification Date applicable to such Initial Test Date.

2.2	In the definitions of “Complete Acquisition” and “Fundamental Change” the expressions “associate”, “control” and “voting right” have the meaning in the Takeovers Code 2001.

2.3	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	a reference to amend includes modify, delete, add and vary;

(d)	a reference to apply includes apply under assignment or set off;

(e)	where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(f)	a reference to the Scheme means the Scheme as amended from time to time;

(g)	a reference to a person includes its successors and permitted assigns; and

(h)	headings are inserted for convenience only and shall be ignored in interpretation.

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PART II - OPERATION OF THE SCHEME

3	Grants

3.1	The Board may make a Grant to an Executive. Each Grant will:

(a)	specify the number of Options granted to the Executive;

(b)	enclose a copy of the Scheme;

(c)	specify the Commencement Date, the Exercise Price, the Performance Hurdle (if any), the Qualifying Date, the Specified Date (if any) and the Option Lapse Date;

(d)	enclose an Options certificate; and

(e)	specify the period during which the Executive may reject the Grant.

4	Rejection of Grant

4.1	Opportunity

An Executive may reject a Grant by giving the Board notice, and returning to the Board the Options certificate, within 40 Business Days after the Grant. If an Executive rejects a Grant, the Options the subject of that Grant will lapse immediately.

4.2	Acknowledgement

In retaining a Grant (and electing not to reject the Grant pursuant to clause 4.1), an Executive acknowledges that:

(a)	the terms of the Scheme are binding; and

(b)	participation in the Scheme does not affect the terms of the Executive’s Employment. In no event will Telecom be deemed, by making a Grant or otherwise, to have represented that an Executive’s Employment will continue until and/or beyond the Qualifying Date or the Exercise Date.

5	Exercise of Options

5.1	Options may be exercised on the Exercise Date or any Business Day after the Exercise Date, unless:

(a)	the Board considers that the exercise would give rise to a Breach; or

(b)	the Option has lapsed.

6	Procedure for Exercise and Lapse

6.1	Board Determination

On the Initial Test Date and again on the Re-Test Date, the Board will:

(a)	determine whether an Option may be exercised by measuring performance against the Performance Hurdle (if any) applicable to the relevant Option; and

(b)	within two Business Days, notify the Executive in writing of the determination.

For the avoidance of doubt, nothing in this clause 6.1 applies in respect of an Option in relation to which no Performance Hurdle applies.

6.2	Exercise

An Executive may, as the Executive sees fit from time to time (subject to clause 5), exercise part or all of that Executive’s Exercisable Options (subject to any minimum number or multiple of a number of Options prescribed by the Board from time to time), by giving the Board an Exercise Notice.

6.3	Exercise Notice

Any Exercise Notice must specify the number of Options being exercised and be accompanied by:

(a)	the Options certificate; and

TELECOM SHARE RIGHTS SCHEME

(b)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders.

6.4	Issue

Within five Business Days after the date on which the Board receives:

(a)	an Exercise Notice;

(b)	an Options certificate; and

(c)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

in accordance with this clause, Telecom will issue to the Executive Shares, unless clause 5 precludes the exercise of Options (if so, the Board will give notice to the Participant accordingly and return the Options certificate).

6.5	Board Notice

The Board will give a further notice to an Executive who has been precluded (pursuant to clause 5.1(a)) from exercising an Option, as soon as it considers that the exercise would no longer give rise to a Breach.

6.6	Effective Exercise

Subject to clause 6.7, the Exercise Notice of an Executive precluded (pursuant to clause 5.1(a)) from exercising an Option will take effect 10 Business Days after the date on which the Board gives its notice pursuant to clause 6.5, if the Executive:

(a)	surrenders the Options certificate; and

(b)	(if applicable) delivers a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

during that period. If the Executive fails to do so, the Exercise Notice will be deemed to have been revoked.

6.7	Continued Breach

If the exercise of Options pursuant to clause 6.6 would give rise to a Breach, the Board will proceed as if an Exercise Notice had been given pursuant to clause 6.2.

6.8	Breach

If, after the period of six months from the date on which it first gives notice pursuant to clause 6.4, the Board considers that it is still unable to give notice in respect of an Option pursuant to clause 6.5 and/or the exercise of Options pursuant to clause 6.6 would give rise to a Breach, then Telecom is in default under the Scheme. Where Telecom is in default under this clause, the Executive and Telecom acknowledge and agree the following:

(a)	Telecom must pay the Executive liquidated damages in the sum equal to the volume weighted average market price of Shares on the Exchange for the Business Days in the month immediately preceding the date of the Exercise Notice given by the Executive pursuant to clause 6.2, within ten Business Days; and

(b)	that the amount payable under clause 6.8(a) is a genuine pre-estimate of the damages the Executive is likely to suffer as a result of the default;

(c)	that on payment of the amount under clause 6.8(a), all rights that Executive has to specific performance, compensation for breach, loss or damages, or any other remedy are waived and/or extinguished and the Executive’s Options will lapse immediately.

6.9	Option Lapse Date

Subject to clause 8, each Option lapses, and ceases to be exercisable, on the earlier of:

(a)	the last possible Notification Date of that Option, if the Board has determined that the Option may not be exercised; and

TELECOM SHARE RIGHTS SCHEME

(b)	the Option Lapse Date of that Option.

7	Rights on Exercise

7.1	Shares issued to Executives will be credited as fully paid and will rank pari passu in all respects with all Shares at the date of issue, except for any dividend or other benefit in respect of Shares where the record date occurs prior to issue.

TELECOM SHARE RIGHTS SCHEME

PART III - TERMINATION OF EMPLOYMENT

8	Termination of Employment

Cessation of Employment

8.1	If an Executive ceases to be Employed (unless the Executive immediately assumes further Employment or is on non-permanent leave of absence with employer approval), all of the Executive’s Options shall lapse immediately, subject to clause 8.2.

Redundancy, etc

8.2	If an Executive’s cessation of Employment:

(a)	is caused by the Executive’s death or Redundancy; and

(b)	occurs on or after the date half way through the period from the Grant of Options (“Specified Options”) to the Qualifying Date of those Options,

the Board may (but has no obligation whatever to) permit, subject to clause 8.3, the Executive to exercise a number of Options calculated in accordance with the following formula:

number of Options = number of specified Options	×	N
T

Where:

N	is the number of days from the Grant of the Specified Options to the date the Executive ceases Employment provided that where the Executive ceases Employment after the Qualifying Date, “N” shall be deemed to be the same number of days as “T”

T	is the number of days from the Grant of the Specified Options to the Qualifying Date of the Specified Options.

If the Board elects to permit the Executive to exercise Options pursuant to this clause, it may fix the Exercise Date for those Options as such date after the Executive ceases to be Employed as the Board decides. Those Options shall lapse one month after the Exercise Date so fixed.

8.3	Notwithstanding clause 8.2, if:

(a)	a Performance Hurdle applies to a Specified Option; and

(b)	at the date of cessation of Employment of the Executive, that Specified Option is not an Exercisable Option,

the Board shall not permit the Executive to exercise that Specified Option unless and until the Board determines in accordance with clause 6.1 that that Specified Option may be exercised. That Specified Option shall lapse one month after the relevant Notification Date following such a determination in accordance with clause 6.1.

TELECOM SHARE RIGHTS SCHEME

PART IV - CORPORATE EVENTS

9	Application of clause 10

9.1	Clause 10.1 shall (subject to clause 10.2) apply:

(a)	on the occurrence of a Complete Acquisition, or if the Board determines in its discretion that a Complete Acquisition is to occur, in respect of all Executives and in respect of all Options;

(b)	on the occurrence of a Fundamental Change, or if the Board determines in its absolute discretion that a Fundamental Change is likely to occur, in respect of all Executives and in respect of all Options;

(c)	on the occurrence of a Business Sale, or if the Board determines in its absolute discretion that a Business Sale is likely to occur, in respect of Executives to which the definition of that term applies and in respect of all Options held by those Executives.

10	Early Exercise

10.1	If pursuant to clause 9.1 this clause 10.1 applies then (subject to clause 10.2):

(a)	the Exercise Date shall be deemed to have occurred on a date fixed by the Board. That date shall be:

(i)	in the case of a Complete Acquisition such date as the Board in its discretion considers appropriate to enable each Executive to have an opportunity to exercise that Executive’s Options so that the Shares resulting from that exercise will participate in the Complete Acquisition; or

(ii)	in the case of a Fundamental Change or Business Sale, such date shortly before or after that event as the Board in its discretion considers appropriate;

(b)	Any such Options not exercised on the Exercise Date so fixed shall lapse at the end of that day.

10.2	Clause 10.1 shall not apply in respect of Excluded Options or Unvested Options. Excluded Options and Unvested Options shall lapse immediately upon the occurrence of an event or Board determination specified in clause 9.1.

10.3	The Board may at any time in its discretion determine that (either generally or in respect of specified Executives or specified categories of Options) Options which would otherwise be Excluded Options or Unvested Options, in terms of the respective definitions of those terms, are not to be treated as Excluded Options or Unvested Options (as the case may be).

11	Capital Changes

11.1	Subject to clause 11.2, if before the exercise of Options:

(a)

(i)	a Rights Offer occurs; and

(ii)	Shareholders are able to sell their rights under that Rights Offer for consideration,

Telecom shall pay to each Executive an amount (less any deductions or withholdings required by law) equal to the amount which that Executive would have received (after any expenses of sale) if the Executive had exercised all of the Executive’s Options (other than Unvested Options) before the record date for the Rights Offer, and had sold all of the rights under the Rights Offer relating to the Shares arising from the exercise of those Options on the first day on which it was possible to do so;

(b)	a Bonus Issue occurs, then:

(i)	in the case of a Bonus Issue of Shares, then upon exercise of Options (but not otherwise) Telecom shall issue to the Executive the Shares to which the Executive would have been entitled if on the record date for the Bonus Issue the Executive had been the holder of a number of Shares equal to the number which the Executive would have held if the Executive had exercised those Options immediately before the record date for the Bonus Issue; or

(ii)	in the case of a Bonus Issue of securities or benefits other than Shares, within a reasonable time after the Bonus Issue occurs, the Board shall make a Grant to the Executive under clause 3.1 where, in the reasonable opinion of the Board, the terms of the Grant appropriately compensate the Executive for the reduction in value of the existing Options of the Executive as a result of the Bonus Issue;

TELECOM SHARE RIGHTS SCHEME

(c)	a Capital Return occurs, and that Capital Return is on the basis that it applies to all holders of Shares, without any election by holders of Shares:

(i)	each Executive’s Options shall be reduced in the same ratio as holdings of Shares are reduced on the Capital Return; and

(ii)	Telecom shall pay to each Executive the amount (less any deductions or withholdings required by law) which that Executive would have received if that Executive had exercised all of that Executive’s Options, and the Shares resulting from that exercise had participated in the Capital Return;

(d)	any other Capital Change occurs, that Capital Change shall be dealt with in accordance with clause 12.

11.2	Where the operation of clause 11.1 would give rise to a Breach, the Board may make such alterations to the rights, obligations, or benefits of Executives or Telecom and/or take or cause Telecom to take such steps, as in the opinion of the Board are appropriate or desirable in order to prevent a Breach.

12	Other Adjustment

12.1	If:

(a)	there occurs any offer for or acquisition of securities of Telecom, reconstruction or amalgamation affecting Telecom, Capital Change, disposal of businesses or assets of the Group, or other event of any nature which in the opinion of the Board affects or will affect the position or rights of, or benefits to, Executives or Telecom in respect of the Scheme (collectively an “Event”); and

(b)	either that Event is not provided for under Scheme, or in the opinion of the Board the manner in which the Scheme applies on the occurrence of that Event produces a result which is inappropriate or unfair to Executives or to Telecom or to both, the Board may make such alterations to the rights, obligations, or benefits of Executives or Telecom and/or take or cause Telecom to take such steps, as in the opinion of the Board are appropriate or desirable as a result of the occurrence of that Event.

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PART V - GENERAL

13	No Divestment

13.1	An Executive may not (including by operation of law) transfer, assign, or otherwise dispose of or create any interest (including any security, or legal or equitable interest) in an Option.

14	Administration of Scheme

14.1	The Board will administer all aspects of the Scheme, including the offering of Shares. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion. The decision of the Board as to:

(a)	the exercise of any discretion conferred on the Board or Telecom by the Scheme;

(b)	the interpretation of this document;

(c)	any other matter touching upon the Scheme,

shall be conclusive and binding on Executives and Telecom and shall not be capable of being challenged or appealed.

14.2	Without limiting clause 14.1, the Board may determine in its sole discretion:

(a)	whether a Fundamental Change has occurred; and

(b)	the date on which a Complete Acquisition or Fundamental Change occurred.

14.3	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to “Telecom” and the “Board” will be construed accordingly.

15	Amendment

15.1	Telecom may from time to time, subject to clause 15.2:

(a)	vary any term of an Executive’s participation in the Scheme, with the agreement of the Executive; or

(b)	amend the Scheme, if it considers that:

(i)	the interests of Executives are not materially prejudiced; or

(ii)	the amendment is fair and appropriate having regard to the proper interests of Executives, Telecom, and/or shareholders of Telecom;

(c)	terminate the Scheme.

15.2	Telecom:

(a)	may not amend the Scheme (or vary any term of an Executive’s participation in the Scheme) if this would give rise to a Breach; but

(b)	may amend or terminate the Scheme if Telecom considers that this would avoid giving rise to a Breach.

15.3	Telecom will give notice of any amendment to or termination of the Scheme to all Executives affected.

16	Miscellaneous

16.1	All actions (including directions) and consequences deemed to occur under the Scheme will occur irrevocably and unconditionally (subject to clause 15).

16.2	If a calculation under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Executive.

16.3	The Scheme represents all of the terms on which Options are issued and exercised under the Scheme, except those which Telecom implies to give effect to the Scheme.

16.4	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

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16.5	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

16.6	All notices and other communications under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given:

(a)	the addresses and facsimile numbers of Telecom and an Executive are those set out in the offer document; and

(b)	notices or communications to Telecom will be addressed and marked to the attention of Telecom’s Company Secretary.

Any notice or communication will be deemed to have been received:

(c)	at the time of delivery, if delivered by hand;

(d)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(e)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

16.7	The Scheme will be governed by and construed in accordance with New Zealand law.